As filed with the Securities and Exchange Commission on February 9, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vista Outdoor Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-1016855 (I.R.S. Employer Identification Number)

938 University Park Boulevard, Suite 200
Clearfield, UT 84015
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Vista Outdoor Inc. 2014 Stock Incentive Plan

Vista Outdoor Inc. Nonqualified Deferred Compensation Plan

(Full title of the plan)

Scott D. Chaplin
Senior Vice President, General Counsel and Secretary
938 University Park Boulevard, Suite 200
Clearfield, UT 84015
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (801) 779-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,“ “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share or obligation	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01	6,875,000(1)	$36.25(2)	$249,218,750(2)	$28,959.22(2)
Deferred Compensation Obligations(3)	$10,000,000	100%	$10,000,000	$1,162

(1)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, referred to as the Securities Act, this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share, referred to as the Common Stock, of Vista Outdoor Inc., referred to as the Registrant or Vista Outdoor, that may be issuable as a result of a stock split, stock dividend or similar transactions under the Vista Outdoor Inc. 2014 Stock Incentive Plan, referred to as the Stock Plan.  6,875,000 shares of Common Stock are authorized to be issued under the Stock Plan, which will become effective on the date of the distribution of all the outstanding shares of Common Stock by Alliant Techsystems Inc. (“ATK”) to shareholders of ATK (the “Distribution”).

(2)                                 Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low prices for the Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on February 3, 2015.

(3)                                 The Deferred Compensation Obligations are unsecured obligations of Vista Outdoor Inc. to pay deferred compensation in the future in accordance with the terms of the Vista Outdoor Inc. Nonqualified Deferred Compensation Plan, referred to as the DC Plan, which will become effective on the date of the Distribution.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (a) 6,875,000 shares of common stock, par value $0.01 per share, of Vista Outdoor Inc. issuable pursuant to the Vista Outdoor Inc. 2014 Stock Incentive Plan and (b) the Deferred Compensation Obligations under the Vista Outdoor Inc. Nonqualified Deferred Compensation Plan.

PART I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I have been or will be delivered to the participants in the Stock Plan and DC Plan, as applicable and as required by Rule 428(b).

PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, referred to as the Commission, are incorporated herein by reference:

1.                                      The Registrant’s Registration Statement on Form 10 (Commission File No. 001-36597) initially filed on August 13, 2014, as amended by Amendment No. 1 on September 26, 2014, Amendment No. 2 on December 22, 2014, and Amendment No. 3 on January 16, 2015, under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act;

2.                                      The description of the Registrant’s Common Stock contained in the Registrant’s Information Statement, filed as Exhibit 99.1 to the registration statement on Form 10 filed January 16, 2015 (Commission File No. 001-36597).

3.                                      The Registrant’s current report on Form 8-K filed on January 29, 2015 under the Exchange Act.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

The securities being registered in respect of the DC Plan are Deferred Compensation Obligations (as defined below) of the Registrant, which will be offered to eligible employees of the Registrant and its participating affiliates or converted to Deferred Compensation Obligations at the time of the Distribution. The DC Plan permits participants to defer base salary and/or cash incentive compensation in accordance with the terms of the DC Plan. In addition, the DC Plan provides for the deferral of additional amounts specified in the DC Plan relating to foregone matching contributions under Vista Outdoor’s 401(k) plan. Deferrals of salary, cash incentive compensation and amounts relating to foregone matching contributions are referred to as “Cash Deferrals.” The DC Plan also permits participants to defer all or a portion of any performance awards that are payable in shares of Vista Outdoor common stock (“Stock Deferrals”). The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the DC Plan. The DC Plan provides that the Registrant may make additional contributions to the participants’ deferral accounts, at its sole discretion. The Cash Deferrals constitute the “Deferred Compensation Obligations”. The Deferred Compensation Obligations will be payable on the date or dates selected by each participant in accordance with the terms of the DC Plan or on such other date or dates as specified in the DC Plan.

Cash Deferrals credited to a participant’s account will be credited with earnings and investment gains and losses by assuming that the deferred amounts were invested in one or more investment options selected by the participant in accordance with the terms of the DC Plan. The investment options include various investment funds with different degrees of risk. Participants may reallocate amounts among the various investment options on a daily basis. Participants do not have a right to have amounts in their accounts actually invested in the investment options available under the DC Plan. The Deferred Compensation Obligations are denominated and paid in U.S. dollars and are not convertible into another security of Vista Outdoor. Stock Deferrals credited to a participant’s account will be denominated in a number of units equal to the number of shares of Registrant Common Stock deferred. Each unit will be measured by the value of one share of Registrant Common Stock and treated as though invested in a share of Registrant Common Stock. Participants may not reallocate amounts credited as stock units and, upon distribution, amounts credited as stock units will be paid in shares of Registrant Common Stock issued under the Vista Outdoor Inc. 2014 Stock Incentive Plan, or any successor plan.

In connection with the DC Plan, the Registrant has created a nonqualified grantor trust, referred to as the Trust and commonly known as a “Rabbi Trust.” The assets of the Trust will be used to pay benefits. The assets of the Trust are subject to the claims of general creditors of the Registrant. As a result, the Deferred Compensation Obligations and the Stock Deferrals will be unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the DC Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The Registrant reserves the right to amend the DC Plan prospectively at any time, including the right to completely terminate the DC Plan and pay out all account balances to all participants in the DC Plan. No amendment will reduce a participant’s account balance as of the date of such amendment.

A participant’s rights or the rights of any other person to receive payment of the Deferred Compensation Obligations and the Stock Deferrals may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the DC Plan.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the common stock and the enforceability of the Deferred Compensation Obligations being offered hereby has been passed upon for the Registrant by Scott D. Chaplin, General Counsel.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•                  for any breach of their duty of loyalty to the corporation or its stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law, or DGCL, relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•                  for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s Amended and Restated Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, directors and officers for liability for actions taken as one of the Registrant’s directors or officers, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s Amended and Restated Bylaws also provide that the Registrant must indemnify and advance reasonable expenses to the Registrant’s directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s Amended and Restated Bylaws expressly authorize the Registrant to carry directors’ and officers’ insurance to protect Vista Outdoor, its directors, officers and certain other employees for some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the certificate of incorporation and by-laws of the Registrant.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

(a)                      The undersigned Registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 9, 2015.

VISTA OUTDOOR INC.

By:	/s/ Scott D. Chaplin
	Name:	Scott D. Chaplin
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Scott D. Chaplin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their said capacities on February 9, 2015:

Signature	Title	Date

/s/ Mark W. DeYoung	Chairman and Chief Executive	February 9, 2015
Mark W. DeYoung	Officer (Principal Executive
Officer)

/s/ Stephen M. Nolan	Chief Financial Officer (Principal Financial Officer)	February 9, 2015
Stephen M. Nolan

/s/ Thomas G. Sexton	Treasurer and Chief Accounting Officer (Principal	February 9, 2015
Thomas G. Sexton	Accounting Officer)

Signature	Title	Date

/s/ Tig H. Krekel	Director	February 9, 2015
Tig H. Krekel

/s/ Michael Callahan	Director	February 9, 2015
Michael Callahan

/s/ April H. Foley	Director	February 9, 2015
April H. Foley

/s/ Mark A. Gottfredson	Director	February 9, 2015
Mark A. Gottfredson

/s/ Gary L. McArthur	Director	February 9, 2015
Gary L. McArthur

/s/ Robert M. Tarola	Director	February 9, 2015
Robert M. Tarola

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Vista Outdoor Inc.

4.2	Amended and Restated By-Laws of Vista Outdoor Inc.

4.3	Vista Outdoor Inc. 2014 Stock Incentive Plan.

4.4	Vista Outdoor Inc. Nonqualified Deferred Compensation Plan.

5.1	Opinion of Scott D. Chaplin.

23.1	Consent of Deloitte & Touche LLP with respect to Vista Outdoor Inc.

23.2	Consent of Deloitte & Touche LLP with respect to Bushnell Group Holdings, Inc.

23.3	Consent of Scott D. Chaplin (included in Exhibit 5.1).